EXHIBIT 21
Subsidiaries of Lindsay Corporation

Ownership
Percentage

Lindsay Manufacturing, LLC — Nebraska	100%

Lindsay Structures, LLC — Nebraska	100%

Digitec, Inc. — Nebraska	100%

Lindsay Sales Holding Company, LLC — Nebraska	100%

Lindsay Sales & Service, LLC — Nebraska	100%

Irrigation Specialists, Inc. — Delaware	100%

Lindsay International Sales & Service, LLC — Nebraska	100%

Barrier Systems Sales & Service, LLC — Nebraska	100%

Watertronics, LLC — Wisconsin	100%

Lindsay Real Estate Holdings, LLC — Delaware	100%

IRZ Consulting, LLC — Oregon	100%

Lindsay Transportation, Inc. — Nebraska	100%

Barrier Systems, Inc. — California	100%

Safe Technologies, Inc. — California	100%

Barrier Systems, LLC — Delaware	100%

Lindsay International Holdings, BV — Netherlands	100%

Lindsay International, BV — Netherlands	100%

Lindsay Europe SAS — France	100%

Lindsay Manufacturing Africa (PTY) Ltd. — South Africa	100%

Lindsay America do Sul Ltda. — Brazil	100%

Snoline S.P.A. — Italy	100%

Lindsay (Tianjin) Industry Co., Ltd. — China	100%

Lindsay International (ANZ) Pty Ltd. — Australia	100%

Lindsay International Sales Corporation — Delaware (Inactive)	100%